TCG FINANCIAL SERIES TRUST VII

RULE 18f-3 MULTIPLE CLASS PLAN

TCG Financial Series Trust VII (the “Trust”), on behalf of its series, the TCG US Government Max Money Market Fund, has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), in offering multiple classes of shares of the Fund.

WHEREAS, it is desirable to enable the Trust to have flexibility in meeting the investment and shareholder servicing needs of its current and future investors; and

WHEREAS, the Board of Trustees of the Trust (the “Board of Trustees”), including a majority of the Trustees who are not “interested persons” of the Trust, as such term is defined by the 1940 Act, mindful of the requirements imposed by Rule 18f-3(d) under the 1940 Act, has determined to adopt this Plan to enable the Funds to provide appropriate services to certain designated classes of shareholders of the Funds;

NOW, THEREFORE, the Trust designates the Plan as follows:

1.

Designation of Classes. Each Fund listed on Schedule A shall offer its units of beneficial interest (“Shares”) in two or more classes as indicated on Schedule A (each, a “Class” and collectively, the “Classes”).

2.

Shareholder Services Specific to Each Class. Shareholder services providing for, among other things, account maintenance and customer liaison services shall be offered to shareholders of the Classes. With respect to fees paid by the various Classes for shareholder services such provider will provide services that are at least equal in nature and quality to those available from others offering comparable services. The costs and expenses attributable to performing shareholder services to shareholders of each Class, as set forth on Schedule A hereto and in the Distribution and Service Plan dated May 23, 2014, as may be amended from time to time, shall be based upon the actual services rendered to shareholders of each Class.

3.

 Allocation of Expenses. Each Class shall pay all of the expenses of its distribution and shareholder services arrangement (such arrangements for shareholder services or distribution, or both, shall be a different arrangement from other Classes). At the Board of Trustees’ discretion, each Class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes. All other expenses, including (i) advisory or custodial fees or other expenses related to the management of the Fund’s assets and (ii) costs of implementing this plan, shall be allocated to each Class on the basis of such Class’ relative net assets (settled shares). Expenses attributable to a particular Class shall be borne entirely by that Class. If, in the future, one or more new classes are added to a Fund, any cost of implementing this plan for such new classes shall be allocated to those classes of the Fund then in existence before the addition of the new class structure and shall not be charged to the new classes.

4.

Voting. Shareholders of a Class of shares shall vote exclusively as a class on any matter relating solely to the arrangement of such Class as a class and on any matter in which the interests of that Class differ from the interests of another class. Each Share held entitles the Shareholder of record to one vote. Each Fund will vote separately on matters relating solely to that Fund. Each Class of a Fund shall have exclusive voting rights on any matter submitted to Shareholders that relates solely to that Class, and shall have separate voting rights on any matter submitted to Shareholders in which the interests of one class differ from the interest of any other class. However, all Fund Shareholders will have equal voting rights on matters that affect all Fund Shareholders equally.

5.

Termination and Amendment. This Plan may be terminated or materially amended at any time by vote of a majority of the Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust, as such term is defined by the 1940 Act. Any non-material amendment of this Plan may be made by TCG Financial Services, LLC.

1.

Trust. The names “TCG Financial Series Trust VII” and “Board of Trustees” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the State of Ohio and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “TCG Financial Series Trust VII” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series and/or class of Shares of the Trust must look solely to the assets of the Trust belonging to such series and/or class for the enforcement of any claims against the Trust.

TCG Financial Series Trust VII

/s/ Jorge H. Coloma

Jorge H. Coloma

President & Chief Financial Officer

Dated: May 23, 2014

Schedule A - Dated May 23, 2014

Multiple Class Plan of

TCG Financial Series Trust VII

Annual Shareholder Service Fee

(as a Percentage of average daily

Name of Fund and Class

net assets of the Fund)

TCG US Government Max Money Market Fund

Institutional Shares

0.00%

Service Shares

0.05%

Investor A Shares

0.10%

Investor B Shares

0.15%

Investor C Shares

0.20%